Exhibit 99.1

PhotoMedex Receives FDA Clearance for the XTRAC® Velocity™ Laser

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--PhotoMedex, Inc. (NASDAQ:PHMD), a leader in the development of proprietary excimer laser and fiber optic systems as well as techniques directed toward dermatological applications, today announced that it has received U.S. Food and Drug Administration 510k clearance to market the new, more powerful, faster XTRAC® Velocity™ excimer laser system to treat psoriasis, vitiligo, atopic dermatitis and leukoderma.

The XTRAC Velocity laser system delivers the highest UV power of any medical excimer laser on the market today, while retaining all the reliability and clinical efficacy of its predecessor, the XTRAC® Ultra™. As a result, the Velocity is up to 3 times faster per treatment, creating a viable alternative to many of the current and costly psoriasis therapies, including therapies involving biologics, systemics and a combination of psoralen and UVA light (“PUVA”), but without any of the potential systemic side effects. The enhanced laser speed decreases patient and office staff treatment time while allowing for the practical treatment of moderate to severe patients. The BlueCross BlueShield Association in February 2007 issued a national reference policy stating that targeted phototherapy [including the XTRAC] may be considered medically necessary for the treatment of moderate to severe psoriasis comprising less than 20% body area for which NB-UVB or PUVA are indicated.

The Company’s President and CEO Jeff O’Donnell, commented, “I am very proud of the PhotoMedex Product Development Team. When our Scientific Advisory Board requested a more powerful laser, they came through. They delivered the new power standard for excimer laser treatment for psoriasis. Dr. John Koo has already reported on the effectiveness of the XTRAC Ultra in treating moderate to severe psoriasis, and given the widespread coverage already in place for treatment by the XTRAC laser for mild to moderate psoriasis and the Blue Cross national reference policy for severe psoriasis of less than 20% body area, we anticipate that coverage for such people suffering from moderate to severe psoriasis will increase. The Velocity is the ideal, practical and affordable means to treat those patients suffering from moderate to severe psoriasis.”

The Company's original excimer laser system generating 308-nm UV-B energy was the first FDA-approved laser treatment for psoriasis, which is the second most common skin disorder in the U.S. The National Psoriasis Foundation estimates that psoriasis afflicts more than 7 million Americans and that between 150,000 and 260,000 new cases are diagnosed each year.

About PhotoMedex:

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services.

SAFE HARBOR STATEMENT

Some paragraphs of this press release, particularly those describing PhotoMedex' strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on PhotoMedex' results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, PhotoMedex and its subsidiaries that it will be achieved should not regard the inclusion of such information as a representation.

CONTACT:
PhotoMedex, Inc.
Dennis McGrath, CFO
215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz
212-838-3777
Kgolodetz@lhai.com
Bruce Voss
310-691-7100
Bvoss@lhai.com